Exhibit 19.1

INSIDER TRADING POLICY

and Guidelines with Respect to

Certain Transactions in Company Securities

***

This Insider Trading Policy (“Policy”) provides guidelines to officers, directors, employees and agents of AXIL Brands, Inc., a Delaware corporation, and its subsidiaries (collectively, the “Company”) with respect to transactions in the Company’s securities. The Company has adopted this Policy and the procedures set forth herein to help prevent insider trading and to assist the Company’s officers, directors, employees and agents in complying with their obligations under the federal securities laws. Officers, directors, employees and agents are individually responsible for understanding and complying with this Policy.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, restricted stock, restricted stock units, options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time-to-time, such as bonds, preferred stock and convertible debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options. This Policy expressly applies to gifts.

This Policy applies to all officers, directors, employees and agents of the Company and members of their immediate families who reside with them (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws) or anyone else who lives in their household and family members who live elsewhere, but whose transactions in Company securities are directed by such officers, directors, employees and agents or subject to their influence and control, such as parents or children who seek advice from such persons before they engage in transactions in Company securities (collectively referred to as “Family Members”). This Policy also applies to any entities that persons covered by this Policy influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”).

This Policy also imposes specific black-out period and pre-clearance procedures on officers, directors and certain other designated employees who receive or have access to Material Non-Public Information (defined below) regarding the Company and/or are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The current “Insider Trading Compliance Officer” referred to herein is the Chief Executive Officer of the Company.

Material Non-Public Information

“Material Non-Public Information” is any corporate news or information that has not been previously disclosed to the public and which could have an impact on the Company’s share price. That said, it is not possible to define all categories of Material Non-Public Information. However, information should be regarded as “material” if it would be considered important to a reasonable investor in making a voting decision or an investment decision to buy, hold or sell securities. Any information that could be expected to affect the market price of the Company’s securities, whether such information is positive or negative, should be considered “material.” Because transactions that receive scrutiny will be evaluated after the fact with the benefit of hindsight, when it is unclear whether particular information is “material,” then such information should be treated as “material” and transactions should be avoided.

While it may be difficult under this standard to determine whether particular information is “material,” there are various categories of information that are particularly sensitive and, as a general rule, should always be considered “material.” Examples of such “material” information may include:

•	Financial results;
•	Projections of future earnings or losses, or other earnings guidance;
•	Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•	News of a pending or proposed merger, acquisition or tender offer;
•	News of a pending or proposed acquisition or disposition of significant assets;
•	News of a pending or proposed joint venture;
•	News of a Company restructuring;
•	Significant related party transactions;
•	Actions of regulatory agencies;
•	Notification that the auditor’s reports may no longer be relied upon;
•	News of a pending or proposed acquisition or disposition of a subsidiary;
•	Impending bankruptcy or financial liquidity problems;
•	Gain or loss of a significant customer or supplier;
•	Significant pricing changes or release of a significant new product;
•	Stock splits and stock repurchase programs;
•	New equity or debt offerings or issuances;
•	Bank borrowings or other financing transactions out of the ordinary course;
•	Significant litigation exposure due to actual or threatened litigation;
•	The imposition of a ban on trading in the Company’s securities or the securities of another company or the extension or termination of such restriction;
•	The effects of any natural disaster, terrorist event or other catastrophic event on the Company’s business, including any epidemic or pandemic;
•	A significant cybersecurity event, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; and
•	Changes in the executive management team.

When Information is Considered Public

Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to employees of the Company, or if it is only available to a select group of third parties.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second full business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, transactions in the Company’s securities should not be engaged in until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

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General Policy

It is the Policy of the Company to oppose the unauthorized disclosure of any Material Non-Public Information acquired in the workplace and the use of Material Non-Public Information in engaging in securities transactions and any other violation of applicable securities laws. There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Specific Policies

Engaging in Transactions on Material Non-Public Information

It is the policy of the Company that no director, officer or other employee or agent of the Company (or any other person designated by this Policy or by the Insider Trading Compliance Officer as subject to this Policy) who is aware of Material Non-Public Information relating to the Company may, directly, or indirectly through Family Members, Controlled Entities or other persons or entities:

•	Engage in transactions in the Company’s securities, except as otherwise specified in this Policy;

•	Disclose Material Non-Public Information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

•	Assist anyone engaged in the above activities.

Tipping

No employee, officer, director or agent of the Company shall disclose or pass on (“tip”) Material Non-Public Information to any other person, including a Family Member or friend, nor shall such person make recommendations or express opinions on the basis of Material Non-Public Information as to engaging in transactions in the Company’s securities.

Confidentiality of Non-Public Information

Non-public information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

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Potential Criminal and Civil Liability and/or Disciplinary Actions

Engaging in transactions in securities while aware of Material Non-Public Information, or the disclosure of Material Non-Public Information to others who then engage in transactions in Company securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Mandatory Guidelines

•	Trading Blackout Period. To ensure compliance with this Policy and applicable federal securities laws, and to avoid even the appearance of trading on the basis of inside information, the Company requires that officers, directors and all employees in the accounting and finance departments of the Company or other persons otherwise designated by the Company’s Insider Trading Compliance Officer (and Family Members and Controlled Entities of the foregoing) (collectively, “Designated Insiders”) be subject to the Blackout Period prohibitions described below, because of their access to the Company’s internal financial statements or other Material Non-Public Information regarding the Company’s performance during annual and quarterly fiscal periods. Designated Insiders are obligated to refrain from engaging in transactions in the Company’s securities during the Blackout Periods established below.

Each of the following periods will constitute a “Blackout Period”:

o	The period commencing on the fifteenth (15th) calendar day of the third (3rd) fiscal month of each Company’s fiscal quarter (i.e., February 15, May 15, August 15, and November 15, as applicable) and ending at the close of business on the second (2nd) Trading Day following the date of public disclosure of the financial results for such fiscal quarter. As used in this Policy, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading.

o	If such public disclosure occurs on a Trading Day before the markets close, then that day shall be considered the first (1st) Trading Day. If such public disclosure occurs after the markets close on a Trading Day, then the date of public disclosure shall not be considered the first (1st) Trading Day following the date of public disclosure.

o	In addition to the periodic Blackout Periods described above, the Company may announce “special” Blackout Periods from time-to-time. Typically, this will occur when there are non-public developments that would be considered material for insider trading law purposes, such as, among other things, developments relating to regulatory proceedings or a major corporate transaction. Depending on the circumstances, a “special” Blackout Period may apply to all Designated Insiders or only a specific group of Designated Insiders. The Insider Trading Compliance Officer will provide written notice to Designated Insiders subject to a “special” Blackout Period. Any person made aware of the existence of a “special” Blackout Period should not disclose the existence of the Blackout Period to any other person. The failure of the Company to designate a person as being subject to a “special” Blackout Period will not relieve that person of the obligation not to trade while aware of Material Non-Public Information.

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As used in this Policy, the term “Blackout Period” shall mean all periodic Blackout Periods and all “special” Blackout Periods announced by the Company.

The purpose behind the Blackout Period is to help establish a diligent effort to avoid any improper transactions. Engaging in transactions in the Company’s securities outside a Blackout Period should not be considered a “safe harbor” and all employees, officers and directors and other persons subject to this Policy should use good judgment at all times. Even outside a Blackout Period, any person possessing Material Non-Public Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least two (2) Trading Days after the date of announcement. Although the Company may from time-to-time impose special Blackout Periods, because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.

The Blackout Period restrictions do not apply to those transactions to which this Policy does not apply, as described under the heading “Certain Exceptions,” or to transactions conducted pursuant to approved Rule 10b5-1 Plans (as defined below), as described under the heading “Rule 10b5-1 Plans.”

Pre-Clearance of Trades

The Company has determined that all executive officers and directors and their Family Members and Controlled Entities must refrain from engaging in transactions in the Company’s securities without first complying with the Company’s “pre-clearance” process. In addition, all Company personnel are required to notify, and obtain pre-approval from, the Insider Trading Compliance Officer prior to entering into, modifying or terminating a Rule 10b5-1 Plan (providing a copy of such plan and any supporting documentation). Each executive officer or director must contact the Company’s Insider Trading Compliance Officer not less than two (2) business days prior to commencing any transaction in the Company’s securities. This pre-clearance requirement applies to any transaction or transfer involving the Company’s securities, including a stock plan transaction such as an option exercise, or a gift, transfer to a trust or any other transfer, but does not apply to shares sold under a previously approved Rule 10b5-1 Plan.

•	The Insider Trading Compliance Officer must pre-clear each proposed transaction. The Insider Trading Compliance Officer is not under any obligation to approve a transaction submitted for pre-clearance, and may determine not to permit a transaction.

•	The Insider Trading Compliance Officer shall obtain pre-clearance of any transactions from the Company’s outside legal counsel.

•	To facilitate the process, the Company has prepared a pre-clearance form, attached hereto as Exhibit A, to be completed and provided to the Insider Trading Compliance Officer. The Insider Trading Compliance Officer will assist with the approval process.

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•	No transaction may be processed until the requesting employee, officer or director has received the approved Pre-Clearance Request Form, even if two (2) Trading Days have passed since the Pre-Clearance Request Form was submitted. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction.

•	The Company may also find it necessary, from time-to-time, to require compliance with the pre-clearance process from employees or agents designated as Designated Insiders.

•	Any person who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Insider Trading Compliance Officer, as described under “Rule 10b5-1 Plans”..

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in Company securities may occur without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Insider Trading Compliance Officer (or, if the Insider Trading Compliance Officer desires to enter into a Rule 10b5-1 Plan, the Company’s outside legal counsel) and meet the requirements of Rule 10b5-1.

In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information, and the person who enters into such Rule 10b5-1 Plan must act in good faith with respect to such plan. Directors and officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material non-public information; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price(s) at which they are to be traded or the date(s) of the trade(s). The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval prior to the entry into the Rule 10b5-1 Plan and any subsequent modification or termination. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

After a Rule 10b5-1 Plan is approved, the person must wait for a cooling-off period before the first trade is made under the plan, the length of which will be determined by the Insider Trading Compliance Officer, in accordance with the SEC’s rules and with the input and assistance of the Company’s outside legal counsel, with notice of such determination provided by the Insider Trading Compliance Officer to the Chair of the Audit Committee. Pursuant to the SEC’s rules, a Rule 10b5-1 Plan must include a cooling-off period before trading can commence that, (1) for directors or officers, ends on the later of 90 days after the adoption or modification of the Rule 10b5-1 plan or two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted or modified (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption or modification of the plan), and (2) for persons other than directors or officers, ends 30 days following the adoption or modification of the Rule 10b5-1 Plan.

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Only one Rule 10b5-1 Plan should be in effect at any one time. Any Rule 10b5-1 Plans that would call for execution of a single trade are limited to one such plan in a consecutive 12-month period. Any modification of a Rule 10b5-1 Plan is the equivalent of entering into a new trading plan and cancelling the old trading plan. Company personnel seeking to establish, modify or terminate a Rule 10b5-1 Plan must contact the Insider Trading Compliance Officer.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and not to engage in transactions in Company securities while in possession of Material Non-Public Information, regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by the Company. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member or Controlled Entity whose transactions are subject to this Policy also comply with this Policy. The restrictions and procedures are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each employee, officer and director in connection with any trade in the Company’s securities. An employee, officer or director may, from time-to-time, have to forego a proposed transaction in the Company’s securities even if he or she or it planned to make the transaction before learning of the Material Non-Public Information and even though the insider believes he or she or it may suffer an economic loss or forego anticipated profit by waiting.

Certain Exceptions

•	Stock Options Exercises. For purposes of this Policy, the Company considers the exercise of stock options acquired pursuant to the Company’s stock option plans (but not the sale of the underlying stock) to be exempt from this Policy. This Policy also does not apply to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted “cashless” exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

•	Restricted Stock and Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of restricted stock or of shares of stock acquired upon the vesting of restricted stock units.

•	401(k) Plan. This Policy does not apply to purchases of Company stock in the Company’s 401(k) plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. This Policy does apply, however, to certain elections that may be made under the 401(k) plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, if any; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a participant’s Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

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•	Employee Stock Purchase Plan. This Policy does not apply to purchases of Company stock in the Company’s employee stock purchase plan, if any, resulting from periodic contributions of money to the plan pursuant to the elections made at the time of enrollment in the plan. This Policy also does not apply to purchases of Company stock resulting from lump sum contributions to the plan, provided, that, the participant elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy does apply to a participant’s election to participate in or increase his or her or its participation in the plan, and to a participant’s sales of Company stock purchased pursuant to the plan.

•	Dividend Reinvestment Plan. This Policy does not apply to purchases of Company stock under the Company’s dividend reinvestment plan, if any, resulting from reinvestment of dividends paid on Company securities. This Policy does apply, however, to voluntary purchases of Company stock that result from additional contributions a participant chooses to make to the plan, and to a participant’s election to participate in the plan or increase his or her level of participation in the plan. This Policy also applies to the sale of any Company stock purchased pursuant to the plan.

In addition, transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy.

Applicability of Policy to Inside Information of Other Companies

This Policy and the guidelines described herein also apply to Material Non-Public Information of other companies, including the Company’s customers, vendors or suppliers, when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. It is the policy of the Company that no director, officer or other employee or agent of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of Material Non-Public Information about a company (1) with which the Company does business, such as the Company’s vendors, customers, suppliers and distributors, (2) in which the Company has significant investments, or (3) that is involved in a potential transaction or business relationship with Company may engage in transactions in that company’s securities until the information becomes public or is no longer material. Civil and criminal penalties, including up to and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat the Company’s business partners’ Material Non-Public Information with the same care required with respect to information related directly to the Company.

Section 16 Liability - Directors and Officers

Certain officers and all directors of the Company must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that any officer or director who purchases and sells the Company’s securities within a six-month period must disgorge all profits to the Company whether or not he or she or it had knowledge of any Material Non-Public Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of stock, stock units or stock options or other awards under the Company’s stock plans, nor the exercise of options nor the receipt of stock under the Company’s employee stock purchase plan, dividend reinvestment plan or the Company’s 401(k) retirement plan is deemed a purchase that can be matched against a sale for Section 16(b) short-swing profit disgorgement purposes; however, the sale of any such shares so obtained is a sale for these purposes. Moreover, no such officer or director may ever make a short sale of the Company’s common stock which is unlawful under Section 16(c) of the Exchange Act. The rules on recovery of short-swing profits are absolute and do not depend on whether a person has Material Non-Public Information.

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Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below.

Short-Term Trading

Short-term trading of Company securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any officer or director subject to Section 16 of the Exchange Act who purchases Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa). All employees are encouraged to adhere to the same restriction.

Short Sales

Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the employee, officer or director is trading based on Material Non-Public Information. Transactions in options also may focus the trader’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities related to the Company, on an exchange or in any other organized market, are prohibited.

Hedging Transactions

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee of the Company to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee of the Company may no longer have the same objectives as the Company’s other stockholders. Therefore, directors, officers and employees and others subject to this Policy are prohibited from engaging in any such transactions involving Company securities or equity securities of any subsidiaries of the Company.

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Margin Accounts and Pledged Securities

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to engage in transactions in Company securities, directors, officers and other employees of the Company are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan, except with prior approval of the Insider Trading Compliance Officer. If the Insider Trading Compliance Officer wishes to request such pre-approval, the Insider Trading Compliance Officer is required to contact the Company’s outside legal counsel. The Insider Trading Compliance Officer shall inform the Chair of the Audit Committee of any such approvals. (Pledges of Company securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

Standing and Limit Orders

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or other employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined in this Policy.

Post-Termination Transactions

This Policy continues to apply to transactions in Company securities even after termination of service to the Company or any of its subsidiaries. If an individual is in possession of Material Non-Public Information when his or her service terminates, that individual may not engage in transactions in Company securities until that information has become public or is no longer material. In addition, after termination of service to the Company, officers and directors subject to Section 16 of the Exchange Act remain subject to Section 16 “short swing” profit disgorgement rules for up to six (6) months after termination and are required to file Forms 4 to report any non-exempt transactions in Company securities (i.e., purchases and sales) occurring within six months after an “opposite-way” non-exempt transaction that occurred while they were still serving at the Company.

Communications with the Public

The Company is subject to the Regulation FD and must avoid selective disclosure of Material Non-Public Information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Pursuant to Company policy, only the executive officers who have been authorized to engage in communications with the public may disclose information to the public regarding the Company and its business activities and financial affairs. The public includes, without limitation, research analysts, portfolio managers, financial and business reporters, news media and investors. In addition, because of the risks associated with the exchange of information through such communications media, employees are strictly prohibited from posting or responding to messages containing information regarding the Company on Internet “bulletin boards,” Internet “chat rooms” or in similar online forums, including social media. Employees who inadvertently disclose any Material Non-Public Information must immediately advise the Insider Trading Compliance Officer so the Company can assess its obligations under Regulation FD and other applicable securities laws. Please see the Company’s Corporate Communications Policy.

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Inquiries

Please direct questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer at the following address:

AXIL Brands, Inc.

Attn: Jeff Toghraie

Address: 9025 Wilshire Blvd., Ste. 500, Beverly Hills, CA 90210

Telephone: (323) 683-3001

E-mail: jtoghraie@goaxil.com

Certifications

All employees, officers and directors of the Company must certify their understanding of, and intent to comply with, this Policy. Please return the enclosed certification immediately to:

AXIL Brands, Inc.

Attn: Jeff Toghraie

Address: 9025 Wilshire Blvd., Ste. 500, Beverly Hills, CA 90210

Telephone: (323) 683-3001

E-mail: jtoghraie@goaxil.com

Last revised October 8, 2024

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CERTIFICATIONS

I certify that:

I have received, read and understand the Company’s Insider Trading Policy. I understand that the Insider Trading Compliance Officer is available to answer any questions I have regarding the Insider Trading Policy.

I will comply with the Insider Trading Policy for as long as I am subject to the Policy.

Signature:

Print Name:

Date:

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PRE-CLEARANCE REQUEST FORM

To:	AXIL Brands, Inc. (the “Company”)
Attn:	Insider Trading Compliance Officer
From:	[_____________]
Re:	Proposed transaction in the Company’s Securities

This is to advise you that the undersigned intends to execute a transaction in the Company’s securities on _____________________, 20_____ and does hereby request that the Company pre-clear the transaction as required by the Company’s Insider Trading Policy (the “Policy”).

The general nature of the transaction is as follows (example: “open market purchase of 1,000 shares of common stock through NYSE”):

The undersigned is not in possession of Material Non-Public Information (as defined in the Insider Trading Policy) about the Company and will not engage in the transaction if the undersigned comes into possession of Material Non-Public Information about the Company between the date hereof and the proposed transaction date. I understand that Material Non-Public Information is information concerning the Company that (a) is not generally known to the public; and (b) if publicly known, would be likely to affect either the market price of Company securities or a person’s decision to buy, sell or hold Company securities.

If seeking approval for the entry or modification of Rule 10b-5 Plan, I certify that I am adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, that I shall act in good faith with respect to such plan, and that I shall include, or cause to be included, requisite certifications in the Rule 10b5-1 Plan.

The undersigned has read and understands the Policy and certifies that to the best of the undersigned’s knowledge that the above proposed transaction will not violate the Policy.

The undersigned agrees to advise the Company promptly if, as a result of future developments, any of the foregoing information becomes inaccurate or incomplete in any respect. The undersigned understands that the Company may reasonably require additional information about the transaction, and agrees to provide such information upon request.

Very truly yours,

[Signature]
[Print Name]

Approved:
Name:
Title: Insider Trading Compliance Officer
Date:

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